                                                                     Exhibit 4.1


                             -----------------------
                                      DATED




                                EXECUTIVE SERVICE
                                    AGREEMENT

                            BLUEGUM GROUP PTY LIMITED
                                   ("BLUEGUM")

                                  ("EXECUTIVE")










                            MALLESONS STEPHEN JAQUES
                                   Solicitors


                             Governor Phillip Tower
                                 1 Farrer Place
                                 Sydney NSW 2000
                            Telephone (612) 9296 2000
                               Fax (612) 9296 3999
                                  DX 113 Sydney
                                  Ref: MMS/NWE

Contents           Executive Service Agreement                              1

                   1 Interpretation                                         1

                   2 Termination of Executive Services Contract             4

                   3 Term                                                   4

                   4 Appointment                                            4

                   5 Remuneration                                           5

                   6 Superannuation                                         5

                   7 Long Term Compensation Incentive                       6

                   8 Relocation                                             7

                   9 Leave                                                  7

                   10 Payment during absence on medical grounds             7

                   11 Confidential Property                                 8

                   12 Secrecy                                               8

                   13 Restrictions on other activities of the Executive     9

                   14 Employment Restrictions                              10

                   15 Termination                                          11

                   16 Divestment of Shares upon Cessation of Employment    13

                   17 Notices                                              13

                   18 Entire agreement                                     14

                   19 Waiver                                               14

                   20 Severance                                            14

                   21 Governing law                                        14

                           EXECUTIVE SERVICE AGREEMENT

DATE:

PARTIES: BLUEGUM GROUP PTY LIMITED (ACN 0073 759 145) having its registered office at Level 20, Australia Square, 264-278 George Street, Sydney, NSW 2000 ("BLUEGUM"), and ____________ ("EXECUTIVE")

RECITALS:

                      A. The Executive entered into an Executive Services Contract dated ______________with Bluegum ("EXECUTIVE SERVICES CONTRACT").

                      B. This agreement sets out the terms and conditions of employment of the Executive as agreed between Bluegum and the Executive in October 1998 in conjunction with Bluegum entering into the Subscription Agreement with GGEP and as a result of demands made by GGEP of Bluegum in consideration for its provision of equity funding under the Subscription Agreement.

                      C. Bluegum and the Executive agree that from the Effective Date the Executive Services Contract is terminated and all rights of the Executive under the Executive Services Contract expired.

                      D. Bluegum agrees to employ the Executive on the terms of this agreement and the Executive agrees to the employment on those terms.

OPERATIVE PROVISIONS:

1       INTERPRETATION

               1.1 The following words have these meanings in this agreement unless the contrary intention appears.

        BLUEGUM OPTIONS means the options granted to the Executive under clause 7.2.

        BOARD means the board of directors of Bluegum.

        BUSINESS PLAN means the business plan and budgets of Bluegum for each 12 month financial year period, a copy of which, for the purposes of identification, is initialled by the Executive and one of the persons signing this agreement on behalf of Bluegum.

        CHIEF EXECUTIVE OFFICER means the chief executive officer of Bluegum from time to time.

        CONFIDENTIAL INFORMATION means any information in respect of Bluegum's and the Group's business which is, or is regarded by Bluegum as confidential and which is not in the public domain and includes, but is not limited to, anything contained in or comprising any document, book, account, process, patent, specification, drawing, design or know-how which.

                      (a) comes to the notice of the Executive in the course of the Executive's employment with Bluegum; or

                      (b) is generated by the Executive in the course of performing the Executive's duties and obligations to Bluegum.

        CONFIDENTIAL PROPERTY means any copyright, industrial or intellectual property rights in any and all works, designs, computer programs, inventions, processes, concepts, strategies, plans or any other financial or literary work which the Executive (either solely or jointly with others):

                      (a) has created, discovered, conceived, written or produced during his employment with Bluegum; and

                      (b) may create, discover, conceive, write or produce during or as a result of, or in relation to, his employment with Bluegum.

        CONTROL includes the possession directly or indirectly of the power, whether or not having statutory, legal or equitable rights, directly or indirectly to control the membership of the Board or to otherwise directly or indirectly direct or cause the direction of the management and policies of Bluegum whether by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of Bluegum or otherwise.

        EFFECTIVE DATE means 6 October 1998 being the date when GGEP provided funding to Bluegum in accordance with the Subscription Agreement.

        EMPLOYMENT RESTRICTIONS means those restrictions agreed to by the Executive under clause 14.

        EXECUTIVE OPTION PLAN means the plan to be established by the Board to issue options to the executives of Bluegum in the future.

        EXECUTIVE SERVICES CONTRACT means the letter from Bluegum to the Executive dated 10 February 1998 offering the terms and conditions of employment of the Executive by Bluegum and duly signed by the Executive.

        GENERAL MANAGER means the general manager of Bluegum from time to time.

        GGEP means collectively Gilbert Global Equity Partners, L.P. of 785 Smith Ridge Road, New Canaan, Connecticut, USA and Gilbert Global Equity Partners (Bermuda), L.P. of c/Hemisphere Management Company, Hemisphere House, Church Street, Hamilton, Bermuda.

        GROUP means all subsidiaries and controlled entities, and any holding companies of Bluegum.

        IBM means Information Business Machines Australia Limited of 55 Coonara Avenue, West Pennant Hills, New South Wales.

        LIQUIDITY EVENT means either:

                      (a) the closing of an initial public offering of Ordinary Shares of Bluegum listed on the Australian Stock Exchange or any other stock exchange in the world; or

                      (b) a trade sale of Bluegum as described in clause 4.4 of the Shareholders Agreement; or

                      (c) a sale of substantially all of the undertaking and assets of Bluegum; or

                      (d) a similar event resulting in a change of Control of Bluegum.

        MANAGEMENT TEAM means William Kinnane, John Hughes, Barry Sullivan and the Executive.

        OPTIONS means the options granted to the Executive in accordance with the Executive Services Contract.

        ORDINARY SHARE means a fully paid ordinary share in Bluegum.

        SHAREHOLDERS AGREEMENT means the agreement dated 10 February 1998 between A&B Venture Fund Company Pty Limited, Allbright Limited, Beauport Limited, Cascade Capital Corporation, Citadel Pooled Development Limited, Pinefilm Pty Limited, George Foster, Greystone Bluegum Acquisition LLC, LUCRF Pty Limited, Tambaro Consolidated Pty Limited and Bluegum.

        SICKNESS AND ACCIDENT PLAN means the sickness and accident plan established by IBM applicable to the Executive when the Executive was employed by IBM at the time just prior to cessation of the Executive's employment by IBM.

        SUBSCRIPTION AGREEMENT means the agreement between GGEP and Bluegum dated 20 September 1998.

        SUPERANNUATION FUND means the superannuation fund otherwise known as the Prudential Super Retirement Fund which is managed in accordance with Prudential Superannuation Master Trust Deed dated 27 June 1997 (with Prudential Australian Superannuation Limited as the trustee).

        TERM means the period commencing from the date of this agreement until termination of the agreement in accordance with clause 15.

               1.2    In this agreement unless the contrary intention appears:

                      (a) a reference to a clause, schedule, annexure or appendix is a reference to a clause of or schedule, annexure or appendix to this agreement and references to this agreement include any recital, schedule, annexure or appendix;

                      (b) a reference to this agreement or another instrument includes any variation or replacement of either of them;

                      (c) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

                      (d)    the singular includes the plural and vice versa;

                      (e) the word person includes a firm, a body corporate, an unincorporated association or an authority;

                      (f) a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and assigns;

                      (g) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;

                      (h) an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

                      (i) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

                      (j) a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

                      (k) a reference to a time or a date is a reference to that time or date according to Australian Eastern Standard Time; and

                      (l) a reference to a monetary amount is a reference to that amount in lawful Australian currency.

               1.3 Headings are inserted for convenience and do not affect the interpretation of this agreement.

2       TERMINATION OF EXECUTIVE SERVICES CONTRACT

               2.1 The parties agree that the Executive Services Contract is terminated on the Effective Date.

               2.2 The Executive agrees that all rights of the Executive under the Executive Services Contract, including the right to compensation, expired on the Effective Date.

3       TERM

        The appointment of the Executive commences on the Effective Date and will continue until the Executive's employment is terminated in accordance with clause 15 of this agreement.

4       APPOINTMENT

               4.1 Bluegum appoints the Executive as Manufacturing Director and the Executive accepts that appointment.

               4.2    The Executive agrees to:

                      (a) devote the whole of his time and attention and skill during normal business hours, and at such other times as is reasonably necessary, to the duties of his office;

                      (b) faithfully and diligently perform the duties of, and exercise the powers consistent with, the office to which he is appointed as may from time to time be assigned to or vested in the Executive by the Board; and

                      (c)    promote the interests of Bluegum and the Group.

               4.3 The Executive will report directly to the General Manager and must provide prompt and full information on the conduct of the business or affairs of Bluegum and the Group.

               4.4 The Executive must comply with the reasonable directions given by the General Manager and the Chief Executive Officer.

5       REMUNERATION

               5.1 From the Effective Date, the Executive will be remunerated at the rate of $_________ per annum ("PACKAGE").

               5.2 The Package remuneration will be made available in the combination of cash salary, provision of motor vehicle, provision of superannuation contributions and provision of other non-cash benefits agreed between Bluegum and the Executive from time to time.

               5.3 The Package will be reviewed by the Board annually, taking into account the efforts and performance of the Executive in relation to the earnings before interest and taxation of Bluegum for the end of each calendar year period, compared to the previous calendar year period. Additionally, from time to time, the Board may at its discretion review the Package in light of the Executive's performance.

               5.4 For each calendar year, the Chief Executive Officer of Bluegum at his discretion may make an annual incentive payment to the Executive. The availability and amount of any such incentive payment will be entirely a decision of the Chief Executive Officer in accordance with Bluegum's Business Plan and in light of performance reviews of the Executive.

               5.5 Any fringe benefits tax or other similar tax or other charges incurred by Bluegum in providing any component of the Package will be deducted from the total Package payable to the Executive.

               5.6 Bluegum will reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive on the business of Bluegum which expenses must be evidenced in the manner Bluegum reasonably requires before payment. Bluegum will, at its own cost, purchase directors' and officers' liability insurance for the Executive. Any associated fringe benefits tax or other taxes for which Bluegum becomes liable in relation to benefits paid or payments made under this clause 5.6 will not form part of the Package.

6       SUPERANNUATION

               6.1 Bluegum must make contributions with respect to the Executive to the Superannuation Fund or to a fund nominated by the Executive in accordance with the minimum contributions required by law and the terms of the fund.

               6.2 A superannuation contribution made for the benefit of the Executive under this agreement must not in any circumstances exceed the amount of contributions which when contributed to the relevant fund secures the benefits which fall within the limitations referred to in section 237(6) of the Corporations Law.

7       LONG TERM COMPENSATION INCENTIVE

               7.1 The Executive is entitled to subscribe for a number of Ordinary Shares in Bluegum as determined by the Board from time to time and subject to shareholders' approval under the terms of the Shareholders Agreement.

               7.2 The parties agree that the Options expired on the Effective Date.

               7.3 In consideration of payment of the sum of $_____ by the Executive (receipt of which is acknowledged), Bluegum grants the Executive _______ Bluegum Options to purchase Ordinary Shares in Bluegum with each Bluegum Option having an exercise price of $_____ per Ordinary Share, exercisable:

                      (a)    in three equal parcels as follows:

                             (i) ______ Bluegum Options exercisable from the date of this agreement;

                             (ii) ______ Bluegum Options exercisable from the first anniversary date of this agreement; and

                             (iii) ______ Bluegum Options exercisable from the second anniversary date of this agreement; or

                      (b)    in total on a Liquidity Event of Bluegum.

               7.4 If the Executive wishes to exercise the Bluegum Options, the Executive must give Bluegum a written notice stating:

                      (a)    the number of Bluegum Options to be exercised; and

                      (b) the date nominated for the exercise of the Bluegum Options, such date being at least seven days after the date written notice is provided by the Executive to Bluegum under this clause 7.4.

               7.5 On the exercise of a Bluegum Option, the Executive must pay to Bluegum the total exercise price for the number of Bluegum Options being exercised in accordance with clause 7.4, against delivery of the share certificates for the relevant number of Ordinary Shares issued upon exercise of the Bluegum Options.

               7.6 Bluegum undertakes to use its best endeavours to procure the issue to the Executive of:

                      (a)    ________ options; and

                      (b) a number of options out of a pool of 95,000 options to be determined by the Board in light of the Executive's performance for calendar year 1998,

        to purchase ordinary shares in a holding company of Bluegum established in Singapore following completion of the proposed restructuring of Bluegum. The terms and conditions of any future options granted under this clause 7.6 will be determined at the discretion of the board of the relevant holding company of Bluegum in light of Performance Reviews of the Executive prior to the issue of such options.

               7.7 For each future calendar year, Bluegum will grant further options to the Executive in accordance with the Executive Option Plan.

8       RELOCATION

               8.1 The Executive agrees that Bluegum, may, at its discretion, relocate the Executive within Australia provided that:

                      (a) Bluegum compensates the Executive for all reasonable increases in the cost of living in the relocated position; and

                      (b) Bluegum reimburses the Executive for reasonable costs incurred in connection with relocating the Executive and his spouse and children; and

                      (c) the Executive's total annual compensation in the relocated position is equivalent to, or greater than, that specified in the Package.

9       LEAVE

               9.1 The Executive will be entitled, in addition to normal public holidays, to four weeks paid annual leave in respect of each completed year of service at a period or periods to be agreed by Bluegum and the Executive.

               9.2 Bluegum may require the Executive to take any significant accrued but untaken annual leave entitlement at any time or times directed by Bluegum.

               9.3 The Executive is entitled to long service leave in conformity with relevant statutory entitlements. Any long service leave entitlement of the Executive for years of service with IBM is accrued for the purposes of the Executive's employment by Bluegum and the period for long service leave for Bluegum is deemed to include years of service with IBM.

10      PAYMENT DURING ABSENCE ON MEDICAL GROUNDS

               10.1 Bluegum will continue to pay the Executive's Package during any period of absence on medical grounds in full for up to a maximum of 52 weeks in any period of 24 months in accordance with the terms of the Sickness and Accident Plan.

               10.2   The Executive must, if Bluegum so requires:

                      (a) provide evidence to the reasonable satisfaction of Bluegum that any absence from Bluegum was due to illness or involuntary injury and

                      (b) comply with medical examination and information requests from Bluegum and Bluegum's insurers in relation to any illness or injury causing absence from Bluegum.

11      CONFIDENTIAL PROPERTY

               11.1 All Confidential Property of the Executive will be disclosed in writing promptly to Bluegum.

               11.2 Subject to clause 11.3, in consideration of the payment by Bluegum of a sum of $10.00 (receipt of which is hereby acknowledged) the Executive assigns all his right, title and interest in all proprietary or ownership rights (including copyright) in the Confidential Property of the Executive to Bluegum absolutely. The Executive agrees to execute any documents and do everything else necessary or appropriate to effect an assignment to Bluegum under this clause 11.2.

               11.3 Bluegum acknowledges that the Executive may not be able to assign all right, title and interest in proprietary or ownership rights (including copyright) in the Confidential Property because of a prior agreement. The Executive must disclose any such prior agreements to Bluegum on the date of entering into this agreement.

               11.4   The Executive acknowledges and agrees:

                      (a) that as a result of the assignments to Bluegum pursuant to clause 11.2, all proprietary and ownership rights including copyright in the Confidential Property assigned to Bluegum under clause 11.2 are the absolute property of Bluegum;

                      (b) that the Confidential Property assigned to Bluegum pursuant to clause 11.2 may only be copied or used as permitted by Bluegum;

                      (c) to co-operate with Bluegum and its legal advisers in the preparation of any applications for registration or otherwise in respect of any Confidential Property assigned to Bluegum under clause 11.2; and

                      (d) that the decision to file for patent or copyright protection in respect of, or to maintain as a trade secret, any Confidential Property assigned to Bluegum under clause 11.2, will be in the sole discretion of Bluegum, and the Executive will be bound by such decision.

               11.5 The Executive's obligations under this clause 11 survive the termination of this agreement.

12      SECRECY

               12.1   The Executive must:

                      (a) keep any Confidential Information secret and confidential, except to the extent that the Executive is required by law to disclose it:

                      (b) take all reasonable and necessary precautions to maintain the secrecy and prevent the disclosure of any Confidential Information, and

                      (c) not disclose Confidential Information to any third party without first obtaining the written consent of the Board except in the ordinary and proper course of employment with Bluegum.

               12.2 The Executive must not (except in the proper course of his duties), divulge to any person or use for any purpose other than those of Bluegum, and must use his best endeavours to prevent the disclosure of any Confidential Information concerning the business or finances of Bluegum including but not limited to:

                      (a) any information relating to the business, methods, processes, techniques, products, engineering, programming or research of Bluegum;

                      (b) any information about the financial results of Bluegum or the financial results of the Group, or any information which would enable the determination of such financial results;

                      (c) all proprietary and technical information of Bluegum, including the Confidential Property assigned to Bluegum under this agreement and other computer techniques, programs, services, systems and inventions of Bluegum; and

                      (d) lists of Bluegum's current or potential customers, prospective lead or target accounts, the identity of various suppliers of products or services, pricing schedules, computer programming needs of its customers, information as to the profitability of specific accounts, and information about Bluegum itself and its executives, officers, directors and employees, or of any of the dealings, transactions or affairs which may come to his knowledge during or in the course of his employment, other than information which is freely available to the public, and except to the extent that he is required to disclose that information by law.

               12.3 The Executive's obligations under this clause 12 survive the termination of this agreement.

               12.4 Nothing in this clause is to be taken as limiting the Executive's duty to Bluegum and the Group.

13      RESTRICTIONS ON OTHER ACTIVITIES OF THE EXECUTIVE

               13.1 For so long as the Executive is in the employment of Bluegum, he must avoid conflicts of interest in relation to Bluegum and must not engage in any activities or advance any personal interests, at the expense of Bluegum's interests including but not limited to:

                      (a)    assisting a competitor;

                      (b)    supplying or assisting a supplier to Bluegum;

                      (c) using Bluegum's time and assets for non-Bluegum work; or

                      (d) having a financial interest in an organisation with which Bluegum does business or competes,

        without the prior written consent of Bluegum.

14      EMPLOYMENT RESTRICTIONS

               14.1 The Executive undertakes to Bluegum that he will not without the previous written consent of Bluegum:

                      (a) from the date of termination of employment under this agreement ("TERMINATION DATE") for the period specified in clause 14.1(a)(ii) either directly or indirectly in any capacity (including as principal, agent, partner, employee, shareholder, unitholder, director, trustee, beneficiary, manager, consultant, adviser or financier) provide services to, be engaged with, or be concerned in any entity engaged in:

                             (i)

                                    (A)     the business of contract
                                            manufacturing of electronic hardware
                                            for the information technology and
                                            telecommunications industries; or

                                    (B)     the business of contract
                                            manufacturing of electronic hardware
                                            for the information technology,
                                            telecommunications, defence,
                                            aerospace, medical, industrial and
                                            automotive industries;

                             (ii)

                                    (A)     for a period of 2 years; or

                                    (B)     for a period of 18 months; or

                                    (C)     for a period of 1 year;

                             (iii)

                                    (A)     in Australia and New Zealand; or

                                    (B)     in Australia; or

                                    (C)     in Victoria and New South Wales.

               14.2 Clause 14.1(a) has effect as if it were the number of separate clauses which results from combining the commencement of clause 14.1(a) with each paragraph of clause 14.1(a)(i) and combining each such combination with each paragraph of clause 14.1(a)(ii) and combining each such combination with each paragraph of clause 14.1(a)(iii), each such resulting clause being severable from each other resulting clause, and if any of those separate resulting clauses is invalid or unenforceable for any reason, that invalidity or enforceability does not prejudice or in any way affect the validity or enforceability of any other resulting clause. If the combination of clauses, then taken together is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of Bluegum, but would be judged reasonable and necessary if part were deleted, then the clauses are to be construed as if that part were deleted.

               14.3 The Executive acknowledges, that having regard to his duties with Bluegum, that he has or will become possessed of secret and confidential knowledge and information relating to the trade secrets, industrial process and other information concerning the business or finances of Bluegum and the Group and that disclosure of such knowledge and information could materially harm Bluegum and the Group and therefore agrees that the restrictive covenants contained in this clause 14 are reasonable and necessary for the protection of the goodwill of Bluegum and the Group.

15      TERMINATION

               15.1 This agreement may be terminated at any time after 20 February 2002 by Bluegum provided Bluegum after that date, gives the Executive at least three months' prior notice in writing. If notice is given under this clause 15.1, this agreement terminates on the expiration of the notice period given to the Executive. On termination under this clause 15.1, the Executive agrees that he will have no right to further compensation other than:

                      (a) any accrued amount of the Package to which the Executive is entitled on the date of termination;

                      (b) any amount to which the Executive is entitled in lieu of unused annual leave; and

                      (c) any amount to which the Executive is entitled in relation to long service leave.

               15.2   If the Executive:

                      (a) commits any serious or persistent breach of this agreement including, without limitation, intentional disobedience, dishonesty, serious or persistent breach of duty, or serious or persistent neglect;

                      (b) materially breaches this agreement and does not remedy that breach within two days of receiving notice from Bluegum specifying the breach;

                      (c) is declared bankrupt or enters into any composition or arrangement in favour of the Executive's creditors; or

                      (d) is convicted of a criminal offence which, in the opinion of Bluegum, may detrimentally affect Bluegum,

        then Bluegum may immediately terminate the employment of the Executive under this agreement. In the event the Executive's employment is terminated in accordance with this clause 15.2, the parties agree that Bluegum's total obligation to pay compensation to the Executive is limited to:

                      (e) any accrued amount of the Package to which the Executive is entitled to on the date of termination;

                      (f) any amount to which the Executive is entitled in lieu of unused annual leave; and

                      (g) any amount to which the Executive is entitled in relation to long service leave.

               15.3 If the Chief Executive Officer determines as a result of a performance review that any of the Executive's duties or obligations under this agreement are:

                      (a) being performed by the Executive in a manner unsatisfactory to the Chief Executive Officer; or

                      (b)    not being performed;

        then the Chief Executive Officer or the Board may give the Executive a notice to that effect and advise the Executive to resolve the act, matter or thing within three months. If after three months from the provision of such notice by the Board to the Executive, the Executive has not improved his performance to the satisfaction of the Chief Executive Officer and the Board, Bluegum may terminate the employment of the Executive under this agreement. Upon termination of the employment of the Executive under the clause 15.3, Bluegum will pay the Executive six months of the amount of the Package.

               15.4 If the Executive's employment is terminated otherwise than as specified in this clause 15, the Executive will be compensated the greater of:

                      (a) the amount of the Package payable to the Executive as on the Termination Date if the Executive continued to be employed by Bluegum from the Termination Date to 20 February 2002; or

                      (b) the amount of the Package payable to the Executive as on the Termination Date if the Executive continued to be employed by Bluegum for a one year period from the Termination Date

               15.5 Any obligations of the Executive relating to Confidential Information, Confidential Property and Employment Restrictions will remain in full force and effect, notwithstanding termination of this contract of employment.

               15.6 On termination of employment under this agreement for any reason, the Executive must immediately deliver to Bluegum all Confidential Information and Confidential Information and all Bluegum products, books, documents, papers, including but not limited to, customer correspondence, internal memoranda, photocopies of products and designs, sale brochures, price lists, customer lists, any customer information, sales literature, notebooks, computer training materials, textbooks and all copies, duplications, replications and derivatives of such materials and credit cards, motor cars and other property of or relating to Bluegum or any related body corporate which may then be in his possession or under his power or control.

               15.7 If this agreement is terminated under this clause 15, the Executive must, at Bluegum's option and sole expense, within 10 days of the first notice of termination execute a Certificate of Conclusion of Employment in the form provided by Bluegum certifying that the

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                      Executive has complied with his obligations and
                      acknowledging the Executive's continuing obligations under clauses 11, 12, 14 and 16 of this agreement.

16      DIVESTMENT OF SHARES UPON CESSATION OF EMPLOYMENT

               16.1 The Executive agrees that upon the cessation of his employment by Bluegum, for whatever reason, that the Executive will dispose of any shares the Executive holds in Bluegum for fair market value at Bluegum's direction and in accordance with this clause 16.

               16.2 For the purpose of clause 16.1 and in the case of a dispute between the Executive and Bluegum regarding fair market value, fair market value will be determined by an independent expert in accordance with clause 30 of the Shareholders Agreement.

               16.3 The members of the Management Team (excluding the Executive) will have a first option to purchase any shares disposed under clause 16.1, pro-rata to their existing holdings of Ordinary Shares. If any shares to be disposed of under clause 16.1 are not purchased by the Management Team, then:

                      (a) all remaining investors in Bluegum will be entitled to purchase the shares, pro rata to their holdings in Bluegum;

                      (b)    if all shares are not purchased under sub-clause
                             (a), then Bluegum will be entitled to buy-back any remaining shares.

17      NOTICES

               17.1 A notice, approval, consent or other communication in connection with this agreement must be in writing, and must be left at the address of the addressee, or sent by prepaid ordinary post to that address or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number.

               17.2   The address and facsimile number of each party is:

        BLUEGUM
        Attention:
        Address:

        Facsimile:

        Address:

        Facsimile:

               17.3 A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

               17.4   A letter or facsimile is taken to be received:

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                                       14


                      (a) in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting; and

                      (b) in the case of a facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

18      ENTIRE AGREEMENT

               18.1 This agreement constitutes the entire agreement of the parties about its subject matter and any previous agreements, understandings and negotiations on that subject matter cease to have any effect.

19      WAIVER

               19.1 A provision of or a right created under this agreement may not be:

                      (a) waived except in writing signed by the party granting the waiver; or

                      (b)    varied except in writing signed by the parties.

20      SEVERANCE

        If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has not effect if the severance alters the basic nature of this agreement or is contrary to public policy.

21      GOVERNING LAW

               21.1 This agreement and the transactions contemplated by this agreement are governed by the law in force in Victoria.

               21.2 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria and courts of appeal from them for determining any dispute concerning this agreement.

EXECUTED as an agreement

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EXECUTION PAGE

SIGNED by                                   )
for and on behalf of BLUEGUM GROUP          )
PTY LIMITED in the presence of:             )
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Occupation of witness


SIGNED by __________ in the                 )
presence of:                                )
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Signature of witness                        )
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Name of witness (block letters)             )
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